CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A POS of our independent auditor’s report dated April 21, 2026, with respect to the consolidated balance sheets of SHASTA POWER FUND II, LLC as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the year ended December 31, 2025 and for the period from July 15, 2024 (Inception) to December 31, 2024, and the related notes to the consolidated financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

August 27, 2026